Selway Capital Acquisition Corporation Announces Closing of $20,000,000 Initial Public Offering

NEW YORK –November 14, 2011

Selway Capital Acquisition Corporation (the "Company") (OTCBB: SWCAU), an innovated public acquisition company, or IPACSM, formed for the purpose of merging with or acquiring an operating business, today announced that it has closed its initial public offering of 2,000,000 units at a price of $10.00 per unit. Each unit issued in the initial public offering consists of one callable Series A Share and one redeemable warrant to purchase one share of common stock at an exercise price of $7.50 per share.

The Company has deposited $20,600,000 (including the proceeds of a previously announced private placement), or approximately $10.30 per share, into a trust account maintained by American Stock Transfer & Trust Company, LLC, acting as trustee. None of the funds held in trust will be released from the trust account, other than interest income net of taxes for working capital, until the earlier of (i) the consummation by the Company of a business combination transaction within the required time frame and (ii) the Company's redemption of 100% of the public shares sold in the offering if the Company is unable to consummate a business transaction within the required time frame.

Aegis Capital Corp. acted as lead book-running manager and Chardan Capital Markets, LLC acted as co-book-running manager of the offering.  Loeb & Loeb LLP acted as counsel to Selway Capital Acquisition Corporation, and ZAG/S&W LLP acted as counsel to the underwriters.

The offering of these securities will be made only by means of a prospectus. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus related to this offering may be obtained from Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 11th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com.

IPACSM is a registered servicemark of Loeb & Loeb LLP

Contact:

Selway Capital Acquisition Corporation
Edmundo Gonzalez
(201) 541-1083
egonzalez@selwaycapital.com

www.selwayacquisitioncorp.com